Exhibit 99.1

News Release

Ritchie Bros. Auctioneers Incorporated to Host Annual Meeting of Shareholders Virtually

VANCOUVER, BC. – April 17, 2020 – Ritchie Bros. Auctioneers Incorporated (NYSE and TSX: RBA) (the “Company” or “Ritchie Bros.”) today announces that, in light of the evolving COVID-19 situation, it will host its Annual Meeting of Shareholders (the “2020 Annual Meeting”) on Tuesday, May 5, 2020, at 11 a.m. Pacific Daylight Time in a virtual meeting format only whereby shareholders may attend and participate in the 2020 Annual Meeting via live webcast. Shareholders will not be able to attend the 2020 Annual Meeting in person. The Company is ensuring necessary measures to protect the health and well-being of the Company’s employees and shareholders. The 2020 Annual Meeting will be held via live webcast only and will be available at http://www.virtualshareholdermeeting.com/rba2020.

As described in the proxy materials for the Annual Meeting, shareholders are able to participate if:

•	They were shareholders as of the close of business on March 12, 2020.
•	They hold a legal proxy for the 2020 Annual Meeting.

To be admitted to vote or ask questions at the 2020 Annual Meeting, enter the control number found on the proxy card, voting instructions form or the notice that was previously received. The Company is also making the virtual meeting available to the public to listen live. Anyone wishing to do so may go to the website listed above and enter as a guest.

About Ritchie Bros.:

Established in 1958, Ritchie Bros. (NYSE and TSX: RBA) is a global asset management and disposition company, offering customers end-to-end solutions for buying and selling used heavy equipment, trucks and other assets. Operating in a number of sectors, including construction, transportation, agriculture, energy, oil and gas, mining, and forestry, the Company’s selling channels include: Ritchie Bros. Auctioneers, the world’s largest industrial auctioneer offers live auction events with online bidding; IronPlanet, an online marketplace with featured weekly auctions and providing the exclusive IronClad Assurance® equipment condition certification; Marketplace-E, a controlled marketplace offering multiple price and timing options; Mascus, a leading European online equipment listing service; and Ritchie Bros. Private Treaty, offering privately negotiated sales. The Company’s suite of multichannel sales solutions also includes RB Asset Solutions, a complete end-to-end asset management and disposition system. Ritchie Bros. also offers sector-specific solutions including GovPlanet, TruckPlanet, and Kruse Energy, plus equipment financing and leasing through Ritchie Bros. Financial Services. For more information about Ritchie Bros., visit RitchieBros.com.

For more information, please contact:

Zaheed Mawani

VP, Investor Relations

+1.778.331.5219

zmawani@ritchiebros.com

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